Exhibit 21.1

Waters Corporation and Subsidiaries

12/31/2022

Waters Corporation (Delaware)
Waters Technologies Corporation (Delaware)
Andrew Alliance SA (Switzerland)
Andrew Alliance SASU (France)
Environmental Resource Associates, Inc. (Colorado)
Integrated Software Solutions Pty Limited
Integrated Software Solutions Limited (UK)
Integrated Software Solutions USA, LLC
TA Instruments-Waters LLC (Delaware)
Waters AG (Switzerland)
Waters Australia PTY LTD. (Australia)
Waters India Pvt. Ltd.
Waters SA de CV (Mexico)
Waters SAS (France)
Waters Sverige AB (Sweden)
Waters Technologies do Brasil Ltda (Brazil)
Waters Asia Limited (Delaware)
Waters A/S (Denmark)
Waters Limited (Canada)
Waters China Ltd. (Hong Kong)
Waters Cromatografia SA (Spain)
Waters Korea Limited (Korea)
Waters NV (Belgium)
Waters Technologies (Beijing) Co. Ltd (China)
Waters Technologies (Shanghai) Ltd (China)
Waters Ges.MBH (Austria)
Waters Kft (Hungary)
Waters Sp.Zo.o (Poland)
Waters Pacific Pte Ltd. (Singapore)
Waters Analytical Instruments Sdn Bhd (Malaysia)
Waters Holdings LLC (Delaware)
Waters European Investments, LLC (Cayman)
Milford International Limited (Cayman)
Nihon Waters K.K. (Japan)
TA Instruments Japan, Inc. (Japan)
Waters SpA (Italy)
Waters Celtic Holdings Ltd. (Ireland)
Waters Chromatography Ireland Ltd. (Ireland)
Waters Technologies Ireland Ltd. (Ireland)
Waters Romania Srl
Waters GmbH (Germany)
Waters Luxembourg SARL (Luxembourg)
Waters (TC) Israel Ltd. (Israel)
Micromass Holdings Ltd. (UK)
Waters Chromatography BV (Netherlands)
Waters Chromatography Europe BV (Netherlands)
Waters Tech. LC-MS Unipessol Lda (Portugal)
Micromass Ltd. (UK)
Waters Limited (UK)
Micromass UK Ltd. (UK)
Waters Research Center Kft (Hungary)
MPE Orbur Group Ltd. (UK)
Midland Precision Equipment Co. Ltd. (UK)